Exhibit 99.1

IDEX Corporation Appoints Sean Gillen as

SVP, Chief Financial Officer

NORTHBROOK, IL (December 4, 2025) – IDEX Corporation (NYSE:IEX) today announced the appointment of Sean M. Gillen as Senior Vice President and Chief Financial Officer of the Company, effective January 5, 2026. Akhil Mahendra, who has served as the Company’s interim Chief Financial Officer since May 2025, will return to his role as Vice President, Corporate Development.

Mr. Gillen brings extensive experience driving financial performance, portfolio discipline, operational efficiency, and strategic growth at large diverse global industrial and manufacturing businesses. He joins IDEX after serving for nearly seven years as Chief Financial Officer of AAR CORP. (NYSE: AIR), a provider of aviation services to the aerospace and defense industries. During his tenure, Mr. Gillen was instrumental in developing and deploying the Company’s strategy with a focus on portfolio management, capital deployment, and M&A. Prior to AAR CORP., Mr. Gillen was Vice President and Treasurer of building materials manufacturer USG Corporation (formerly NYSE: USG), and before that, he was a Vice President in Goldman Sachs’ Global Industrial Investment Banking Division.

“We are thrilled to welcome Sean to IDEX,” said IDEX Chief Executive Officer and President, Eric Ashleman. “He has a demonstrated track record of driving profitable growth, operational execution, and disciplined capital allocation. He also brings a decade of M&A advisory experience within the industrial sector. We look forward to benefitting from his leadership as we continue shaping and executing our enterprise strategy and building scale across key growth sectors, while continuing to implement our disciplined 8020 approach. I’d also like to thank Akhil for his leadership and contributions as interim Chief Financial Officer.”

“IDEX is at a pivotal point in its evolution,” said Mr. Gillen. “The Company’s differentiated strategy, guided by its 8020 approach, positions it well to continue building on its growth markets while improving margins. I look forward to partnering with Eric and the rest of the leadership team to accelerate IDEX’s progress and build on IDEX’s strong momentum.”

The Company also announced that Senior Vice President and Chief Human Resources Officer Melissa S. Flores will be departing IDEX to pursue another employment opportunity, effective December 19, 2025. IDEX thanks Melissa for her significant contributions and years of service with the Company. Following her departure, the Company intends to fill the role externally with a focus on talent strategy and culture. To support that enhanced focus, IDEX also intends to leverage existing leadership to oversee the effective management of HR operations and administration.

About IDEX

IDEX Corporation (NYSE: IEX), a global engineered products company, is comprised of three primary business segments – Health & Science Technologies, Fluid & Metering Technologies, and Fire & Safety / Diversified Products. Thousands of IDEX employees around the world design and manufacture highly engineered components and applied solutions that are vital to the advances of modern life and help IDEX live its purpose – Trusted Solutions, Improving Lives™. From satellite communications to water systems, from medical diagnostic components to emergency rescue tools and more, we collaborate with customers in the most critical industries to develop solutions that make the world better today and into the future. Founded in 1988, IDEX now includes more than 50 dynamic businesses around the world and manufacturing operations in more than 20 countries. Learn more about the impactful work we do at www.idexcorp.com.

Investor Contact:

Jim Giannakouros, CFA

Vice President, Investor Relations

investorrelations@idexcorp.com

Media Contact:

IDEX Corporation

Mark Spencer

Vice President, Global Communications

idexmedia@idexcorp.com

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